Exhibit 99.1

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our Combined and Consolidated Financial Statements and related notes included elsewhere in this Annual Report on Form 10-K. The pro forma information presented is not necessarily indicative of the results of operations or financial position that might have occurred had the events described herein actually taken place as of the dates specified or that may be expected to occur in the future.

We use the terms “Accenture,” “we,” “our,” and “us” in this report to refer to Accenture Ltd and its subsidiaries. All references to years, unless otherwise noted, refer to our fiscal year, which ends on August 31. For example, a reference to “2002” or “fiscal year 2002” means the 12-month period that ended on August 31, 2002. All references to quarters, unless otherwise noted, refer to the quarters of our fiscal year.

Overview

The results of our operations are affected by the economic conditions, level of business activity and level of change in the industries we serve. Our business is also driven, in part, by the pace of technological change and the type and level of technology spending by our clients. The ability to identify and capitalize on technological and market changes early in their cycles is a key driver of our performance. Prior to May 31, 2001, we operated as a series of related partnerships and corporations under the control of our partners. We now operate in a corporate structure. As a business, whether in partnership form or in a corporate structure, our profitability is driven by many of the same factors.

Revenues are driven by our partners’ and senior executives’ ability to secure contracts for new engagements and to deliver solutions and services that add value to our clients. Our ability to add value to clients and therefore drive revenues depends in part on our ability to offer market-leading service offerings and to deploy skilled teams of professionals quickly and on a global basis.

Cost of services is primarily driven by the cost of client service personnel, which consists mainly of compensation and other personnel costs. Cost of services as a percentage of revenues is driven by the productivity of our client service workforces. Chargeability, or utilization, represents the percentage of our professionals’ time spent on billable work. Sales and marketing expense is driven primarily by business development activities; the development of new service offerings; the level of concentration of clients in a particular industry or market; and client-targeting, image-development and brand-recognition activities. General and administrative costs primarily include costs for non-client facing personnel, information systems and office space, which we seek to manage in line with changes in activity levels in our business.

Although new contract bookings were strong in fiscal 2002, current economic conditions continue to cause pricing pressures from competitors and clients and have resulted in some clients reducing or deferring their expenditures or deferring the start of work already contracted. The consulting and systems integration markets are depressed due to the economic environment and the lack of a new wave of technology to stimulate spending. We are positioning ourselves to achieve revenue growth through our business transformation outsourcing offerings. Business transformation outsourcing contracts typically have longer contract terms than consulting contracts and may not as quickly generate revenue in the early stages of the contract. Further, because we cannot predict the long-term impact that the current economic environment and/or pricing pressures will have on the markets in which we compete, we must continuously improve our management of costs.

Our cost-management strategy is to anticipate changes in demand for our services and to identify cost-management initiatives that enable us to manage costs as a percentage of revenues. We aggressively plan and manage our headcount to meet the anticipated demand for our services, and we have implemented cost-management programs that have generally enabled us to maintain or improve consolidated operating margins, excluding one-time charges. For instance, we have taken actions to reduce our consulting workforce, primarily at the executive level, in markets where both supply and demand and skill level imbalances have not been resolved, while continuing our hiring at entry-level positions. We have also taken actions to reduce our administrative headcount. The majority of these reductions affected personnel in Australia, the United Kingdom and the United States. We have also consolidated office space in certain of our facilities around the world. We continue to build and use our network of delivery centers and capabilities around the world as part of a more cost-effective delivery model. The growing use of globally sourced lower cost service delivery capabilities within our industry will likely be a source of continuing pressure on our revenues and operating margins. Current and future cost-management initiatives may not be sufficient to maintain our consolidated operating margins if the current challenging economic environment continues for several quarters.

Presentation

As a result of a restructuring in 1989, we and our “member firms,” which are now our subsidiaries, became legally separate and distinct from the Arthur Andersen firms. Thereafter, until August 7, 2000, we had contractual relationships with an administrative entity, Andersen Worldwide, and indirectly with the separate Arthur Andersen firms. Under these contracts, called member firm agreements, we and our member firms, on the one hand, and the Arthur Andersen firms, on the other hand, were two stand-alone business units linked through such agreements to Andersen Worldwide for administrative and other services. In addition, during this period our partners individually were members of Andersen Worldwide. Following arbitration proceedings between us and Andersen Worldwide and the Arthur Andersen firms that were completed in August 2000, the tribunal terminated our contractual relationships with Andersen Worldwide and all the Arthur Andersen firms. On January 1, 2001, we began to conduct business under the name Accenture. See “Certain Transactions and Relationships—Relationship with Andersen Worldwide and Arthur Andersen Firms.”

Because we historically operated as a series of related partnerships and corporations under the control of our partners, our partners generally participated in profits, rather than having received salaries. Therefore, our historical financial statements for periods ended on or prior to May 31, 2001 do not reflect any compensation or benefit costs for services rendered by them. Following our transition to a corporate structure, operating expenses include partner compensation, which consists of base salary, variable cash compensation, restricted stock compensation, stock options and benefits. Similarly, in periods when we operated primarily in the form of partnerships, our partners paid income tax on their shares of the partnerships’ income. Therefore, our historical financial statements for periods ended on or prior to May 31, 2001 do not reflect the income tax liability that we would have paid as a corporation. Following our transition to a corporate structure, we are subject to corporate tax on our income. For purposes of comparing our results for fiscal periods ended on or prior to August 31, 2001 with our results for subsequent fiscal periods, we have included pro forma financial information below.

Segments

Our five reportable operating segments are our operating groups (formerly referred to as global market units), which are Communications & High Tech, Financial Services, Government, Products and Resources. Operating groups are managed on the basis of revenues before reimbursements because our management believes it is a better indicator of operating group performance than revenues. Generally, operating expenses for each operating group have similar characteristics and are subject to the same drivers, pressures and challenges. However, the current economic environment and its continuing effects on the industries served by our operating segments impacts operating expenses within our operating segments to different degrees. Personnel reductions have not been taken uniformly across our operating segments in part due to an increased need on behalf of some of our operating groups to tailor their workforces to the needs of their business. Our segments’ shift to business transformation outsourcing engagements is not uniform and, consequently, neither are the impacts on operating group revenues caused by these transitions. Local currency fluctuations also tend to affect our operating groups differently, depending on the historical and current geographic concentrations and locations of their businesses.

In the first quarter of fiscal 2003, we transitioned our Health Services industry group from our Financial Services operating group to our Products operating group. In addition, we changed the format of internal financial information presented to our Chief Executive Officer to reflect changes in our internal accounting method of allocating certain costs to segments from a partner basis to a total controllable cost basis for purposes of determining segment operating income and assessing segment performance. Segment results for all periods presented were revised to reflect these changes.

Revenues

Revenues include all amounts that are billable to clients. Revenues are recognized on a time-and-materials basis, straight-line, or on a percentage-of-completion basis, depending on the contract, as services are provided by employees and subcontractors. In fiscal 2002, approximately 50% of our revenues before reimbursements were attributable to activities in the Americas, 43% were attributable to our activities in Europe, the Middle East and Africa, and 7% were attributable to our activities in the Asia/Pacific region.

Revenues before reimbursements include the margin earned on computer hardware and software resale contracts, as well as revenues from alliance agreements, neither of which is material to us. Reimbursements, including those relating to travel and out-of-pocket expenses, and other similar third-party costs, such as the cost of hardware and software resales, are included in revenues, and an equivalent amount of reimbursable expenses is included in cost of services.

Client prepayments (even if nonrefundable) are deferred, i.e., classified as a liability, and recognized over future periods as services are delivered or performed.

Generally, our contracts are terminable by the client on short notice or without notice. Accordingly, we do not believe it is appropriate to characterize these contracts as backlog. Normally if a client terminates a project, the client remains obligated to pay for commitments we have made to third parties in connection with the project, services performed and reimbursable expenses incurred by us through the date of termination.

While we have many types of contracts, including time-and-materials contracts, fixed-price contracts and contracts with features of both of these contract types, we have been moving away from contracts that are priced solely on a time-and-materials basis toward contracts that also include incentives related to costs incurred, benefits produced and our adherence to schedule. We estimate that a majority of our contracts have some fixed-price, incentive-based or other pricing terms that condition our fee on our ability to deliver defined goals. The trend to include greater incentives in our contracts related to costs incurred, benefits produced or adherence to schedule may increase the variability in revenues and margins earned on such contracts. We conduct rigorous reviews prior to signing such contracts to evaluate whether these incentives are reasonably achievable.

Operating Expenses

Operating expenses include variable and fixed direct and indirect costs that are incurred in the delivery of our solutions and services to clients. The primary categories of operating expenses include cost of services, sales and marketing, and general and administrative costs.

We award variable compensation and bonuses to our partners and other senior employees based on our quarterly and annual results as compared to our budgets and taking into account other factors, including industry-wide results and the general economic environment. Beginning in fiscal 2003, we will extend a variable component of compensation to our managers on the same basis. In the fourth quarter of 2002, as a result of the difficult economic environment and higher expenses partly relating to increased severance costs, we reversed $140 million of previously accrued 2002 variable partner compensation. This reduced 2002 variable compensation to approximately 35% of the 2002 planned amount. For fiscal 2003 we have reduced planned variable partner cash compensation and have not awarded performance option grants for partners in fiscal 2003.

Cost of Services

Cost of services includes the direct costs to provide services to our clients. Such costs generally consist of compensation for client service personnel, the cost of subcontractors hired as part of client service teams, costs directly associated with the provision of client service, such as facilities for outsourcing contracts, and the recruiting, training, personnel development and scheduling costs of our client service personnel. Reimbursements, including those relating to travel and other out-of-pocket expenses, and other similar third-party costs, such as the cost of hardware and software resales, are included in revenues, and an equivalent amount of reimbursable expenses is included in cost of services.

Sales and Marketing

Sales and marketing expense is affected by economic conditions and is driven primarily by business development activities; the development of new service offerings; the level of concentration of clients in a particular industry or market; and client-targeting, image-development and brand-recognition activities.

General and Administrative Costs

General and administrative costs primarily include costs for non-client service personnel, information systems and office space. Through various cost-management initiatives, we seek to manage general and administrative costs proportionately in line with or below anticipated changes in revenues.

Restructuring, Reorganization and Rebranding Costs

In 2002, we incurred restructuring costs to consolidate certain office space facilities around the world. In 2001, we incurred one-time reorganization and rebranding costs to rename our organization Accenture and other costs to transition to a corporate structure.

Restricted Share Unit-based Compensation

Restricted share unit-based compensation reflects restricted share unit awards granted at the time of the initial public offering of the Accenture Ltd Class A common shares on July 19, 2001, and vested prior to August 31, 2001. These restricted share units were granted to some of our partners, former partners, employees and former employees pursuant to a formula adopted by the board of directors of Accenture Ltd. Restricted share unit-based compensation subsequent to the initial public offering is included in Cost of Services, Sales and Marketing and General and Administrative Costs.

Gain (Loss) on Investments

Gain (loss) on investments primarily represents gains and losses on the sales of marketable securities and writedowns on investments in securities. These fluctuate over time, are not predictable, and may not recur. Beginning on September 1, 2000, they also include changes in the fair market value of equity holdings considered to be derivatives in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” In 2002 they include writedowns incurred in connection with our decision to sell substantially all of our minority interests in our venture and investment portfolio.

Interest Income

Interest income represents interest earned on cash and cash equivalents. Interest income also includes interest earned on a limited number of client engagement receivables when we agree in advance to finance those receivables for our clients beyond the normal billing and collection period.

Interest Expense

Interest expense reflects interest incurred on borrowings, retirement obligations and other non-current liabilities.

Other Income (Expense)

Other income (expense) consists of currency exchange gains (losses) and the recognition of income from the vesting of options for services by our personnel on boards of directors of some of those companies in which we have invested. In general, we earn revenues and incur related costs in the same currency. We hedge significant planned movements of funds between countries, which potentially give rise to currency exchange gains (losses).

Equity in Income (Losses) of Affiliates

Equity income (losses) of affiliates represents our share of the operating results of non-consolidated companies over which we have significant influence.

Provision for Taxes

Prior to our transition to a corporate structure, we were generally not subject to income taxes in most countries because we operated in partnership form in those countries. Since taxes related to income earned by the partnerships were the responsibility of the individual partners, our partners reported and paid taxes on their share of the partnerships’ income on their individual tax returns. In other countries, however, we operated in the form of a corporation or were otherwise subject to entity-level taxes on income and withholding taxes. As a result, prior to our transition to a corporate structure, we paid some entity-level taxes, with the amount varying from year to year depending on the mix of earnings among the countries. Where applicable, we accounted for these taxes under the asset and liability method. Therefore, our historical financial statements for periods ended on or prior to May 31, 2001 do not reflect the income tax liability that we would have paid as a corporation. Subsequent to May 31, 2001 Accenture is subject to corporate income tax.

Minority Interest

Minority interest eliminates the income earned or expense incurred attributable to the equity interest that some of our partners and former partners have in our subsidiary Accenture SCA and the equity interest that some of our partners and former partners have in our subsidiary Accenture Canada Holdings Inc. See “Business — Accenture Organizational Structure.” The resulting net income of Accenture Ltd represents the income attributable to the shareholders of Accenture Ltd. Effective in January 2002, minority interest also includes immaterial amounts attributable to minority shareholders in one of our subsidiaries, Avanade, Inc.

Partnership Income Before Partner Distributions

Our historical financial statements for periods ended on or prior to May 31, 2001 reflect our organization as a series of related partnerships and corporations under the control of our partners. The income of our partners in historical periods is not executive compensation in the customary sense because in those periods partner compensation was comprised of distributions of current earnings, out of which our partners were responsible for their payroll taxes and benefits.

Net Income

Net income reflects the earnings of our organization in a corporate structure. We have provided pro forma financial results that include adjustments to exclude one-time items and other adjustments to include partner compensation and income taxes necessary to present our historical financial statements for periods ended on or prior to May 31, 2001, in corporate structure as if the transition had occurred on September 1, 2000.

Critical Accounting Policies and Estimates

Revenue Recognition

Revenues from contracts for management consulting and technology service offerings that we develop and implement for our clients are recognized on a time-and-materials basis or on a percentage-of-completion basis as services are provided by our employees and, to a lesser extent, subcontractors. Revenues from time-and-materials service contracts are recognized as the services are provided. Revenues from long-term system integration contracts are recognized based on the percentage of services provided during the period compared to the total estimated services to be provided over the duration of the contract. This method is followed where reasonably dependable estimates of the revenues and costs applicable to various elements of a contract can be made. Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as the contract progresses. Such revisions, which may result in increases or decreases to revenues and income, are reflected in the financial statements in the period in which they are first identified.

Each contract has different terms based on the scope, deliverables and complexity of the engagement, the terms of which frequently require us to make judgments and estimates about recognizing revenue. While we have many types of contracts, including time-and-materials contracts, fixed-price contracts and contracts with features of both of these contract types, we have been moving away from contracts that are priced solely on a time-and-materials basis toward contracts that also include incentives related to costs incurred, benefits produced, goals attained and our adherence to schedule. We estimate that a majority of our contracts have some fixed-price, incentive-based or other pricing terms that condition some or all of our fees on our ability to deliver defined goals. For systems integration contracts, estimated revenues for applying the percentage-of-completion method include estimated incentives for which achievement of defined goals is deemed probable. Incentives relating to non-systems integration projects are recorded when the contingency is satisfied.

In recent years, our outsourcing business has increased significantly. Revenues for contracts with multiple elements are allocated based on the fair value of the elements. Determining revenue and costs on outsourcing contracts requires judgment. Typically the terms of these contracts span several years. In a number of these arrangements we hire client employees and become responsible for client obligations. Revenues are recognized on a straight-line basis as services are performed or as transactions are processed in accordance with contractual terms. Costs on outsourcing contracts are generally charged to expense as incurred. Outsourcing contracts can also include incentive payments for benefits delivered to clients and/or charges for failure to meet schedule or deliver agreed benefits, which may create variability in these revenues and related margin percentages. Revenues relating to such incentive payments are recorded when the contingency is satisfied.

Income Taxes

Determining the consolidated provision for income tax expense, deferred tax assets and liabilities and related valuation allowance involves judgment. As a global company with offices in 47 countries, we are required to calculate and provide for income taxes in each of the tax jurisdictions where we operate. This involves estimating current tax exposures in each jurisdiction as well as making judgments regarding the recoverability of deferred tax assets. Tax exposures can involve complex issues and may require an extended period to resolve. Changes in the geographic mix or estimated level of annual pre-tax income can affect the overall effective tax rate.

Valuation of Investments

Gains and losses on investments are not predictable and can cause fluctuations in net income. Management conducts periodic impairment reviews of each investment in our portfolio, including historical and projected financial performance, expected cash needs and recent funding events. Gains and losses on marketable equity securities are included in Other Comprehensive Income unless losses are considered to be other-than-temporary. Other-than-temporary impairments are recognized in the income statement if the market value of the investment is below its cost basis for an extended period or the issuer has experienced significant financial declines or difficulties in raising capital to continue operations. Judgment is required to first determine the market value of each investment and then to assess whether impairments are temporary or other-than-temporary. Net unrealized losses on temporary impairments included in Other Comprehensive Income at August 31, 2002 totaled $4 million. Changes in the market value of equity derivatives are reflected in the income statement in the current period. Adverse changes in the financial condition of our investments could result in impairment charges.

In 2002, after exploring a number of alternatives, we entered into an agreement to sell substantially all of the minority ownership interests in our venture and investment portfolio that could cause volatility in our future earnings. We will retain a modest percentage of ownership in the venture and investment portfolio and expect to enter into an ongoing alliance with the buyer. We expect to complete the transaction by the end of the 2002 calendar year. Related to this decision, our loss on investments includes a charge of $212 million, before and after tax, related to investment writedowns of our venture and investment portfolio and the loss we expect to incur on this sale transaction. We will continue to make investments and will accept equity and equity-linked securities using guidelines intended to eliminate volatility, but we have discontinued venture capital investing and no longer accept illiquid securities from clients or alliance partners.

Variable Compensation

We record compensation expense for payments to be made in later periods to our partners and other senior employees under the variable compensation portions of our overall compensation programs.

Determining the amount of expense to recognize as operating expenses for variable compensation at interim and annual reporting dates involves judgment. Expenses accrued for variable compensation are based on actual quarterly and annual performance versus plan targets and other factors. Amounts accrued are subject to change in future periods if future performance is below plan targets or is below the performance levels anticipated in prior periods. Management believes it makes reasonable judgments using all significant information available.

Pro Forma Results of Operations

The following pro forma consolidated income statements for the years ended August 31, 2000 and 2001 are based on our historical financial statements included elsewhere in this report.

The pro forma consolidated income statements give effect to the following as if they occurred on September 1, 1999:

•	the transactions related to our transition to a corporate structure described under “Certain Transactions and Relationships—Reorganization and Related Transactions”;

•	compensation payments to employees who were partners prior to our transition to a corporate structure;

•	provision for corporate income taxes; and

•	Accenture Ltd’s initial public offering in July 2001.

The pro forma consolidated income statements also give effect to the exclusion of one-time rebranding costs of $304 million incurred in connection with our name change to Accenture. Management believes that this pro forma information provides useful supplemental information in understanding its results of operations.

The pro forma consolidated income statements exclude one-time events directly attributable to Accenture Ltd’s initial public offering because of their nonrecurring nature. These one-time events include:

•	net compensation cost of approximately $967 million resulting from the grant of restricted share units in connection with Accenture Ltd’s initial public offering; and

•	approximately $544 million for costs associated with our transition to a corporate structure.

The pro forma consolidated income statement for the year ended August 31, 2001 excludes the effect of a cumulative change in accounting principle to implement SFAS 133.

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. Our management believes that presentation of the pro forma consolidated income statements provides useful information because it facilitates a meaningful comparison between periods prior to and following our name change to Accenture and transition to a corporate structure and Accenture Ltd’s initial public offering.

This information and the accompanying notes should be read in conjunction with our historical financial statements and the related notes included elsewhere in this report. The information presented is not necessarily indicative of the results of operations or financial position that might have occurred had the events described above actually taken place as of the dates specified or that may be expected to occur in the future.

	Year ended August 31, 2000				Year ended August 31, 2001
	As reported	Pro forma		% of revenues	As reported	Pro forma		% of revenues
	(in millions, except share and per share data)
Revenues:
Revenues before reimbursements	$9,752	$9,752		86%	$11,444	$11,444		88%
Reimbursements	1,579	1,579		14	1,618	1,618		12

Revenues	11,331	11,331		100	13,062	13,062		100
Operating expenses:
Cost of services:
Cost of services before reimbursable expenses	5,486	6,127	(a)	54	6,200	6,925	(a)	53
Reimbursable expenses	1,579	1,579		14	1,618	1,618		12

Cost of services	7,065	7,706		68	7,818	8,543		65
Sales and marketing	883	1,187	(a)	10	1,217	1,507	(a)	12
General and administrative costs	1,297	1,438	(a)	13	1,516	1,560	(a)	12
Reorganization and rebranding costs	—	—		—	848	—	(g)(h)	n/m
Restricted share compensation	—	—		—	967	—	(i)	n/m

Total operating expenses	9,245	10,331		91	12,366	11,610		89

Operating income	2,086	1,000		9	696	1,452		11
Gain on investments, net	573	573		5	107	107		1
Interest income	67	67		n/m	80	80		n/m
Interest expense	(24)	(35	)(b)	n/m	(44)	(59	)(b)	n/m
Other income	51	51		n/m	17	17		n/m
Equity in losses of affiliates	(46)	(46)		n/m	(61)	(61)		n/m

Income before taxes	2,707	1,610		14	795	1,536		12
Provision for taxes	243	644	(c)	6	503	614	(c)	5

Income before minority interest and accounting change	2,464	966		8	292	922		7
Minority interest	—	(571	)(d)	(5)	577	(545	)(d)	(4)

Income before accounting change	$2,464	$395		3%	$869	$377		3%

Earnings per share:
—basic		$0.96	(e)			$0.91

—diluted		$0.96	(e)			$0.91	(e)

Outstanding shares at August 31, 2001:
—basic		412,705,954	(f)			412,705,954	(f)

—diluted		1,008,163,290	(f)			1,008,163,290	(f)

n/m = not meaningful

(a)	Adjustments totaling $1,086 million and $1,059 million for the years ended August 31, 2000 and 2001, respectively, reflect the effects of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 1999. Prior to our transition to a corporate structure, payments to our partners were generally accounted for as distributions of partners’ income, rather than compensation expense. For the years ended August 31, 2000 and 2001, compensation and benefit costs of partners have been allocated 59% and 69% to cost of services, 28% and 27% to sales and marketing, and 13% and 4%, to general and administrative costs, respectively, based on an estimate of the time spent on each activity at the appropriate cost rates. The compensation plan adopted upon our transition to a corporate structure includes a fixed salary, benefits and performance-based bonuses. All elements of the new compensation plan, including bonuses, have been reflected in the pro forma adjustments because our partners would have earned the bonuses based on our results of operations for the historical periods. Benefit costs are medical, dental and payroll taxes, all of which are based on estimated costs that would have been incurred had these benefits been in place during the historical periods.
(b)	Reflects adjustments of $11 million and $15 million for the years ended August 31, 2000 and 2001, respectively, representing estimated interest expense on early-retirement benefits payable to partners.
(c)	Reflects adjustments for an estimated income tax provision as if we had operated in a corporate structure at a pro forma tax rate of 40%. The adjustment for the year ended August 31, 2001 is net of $222 million relating to the revaluation of deferred tax liabilities upon change in tax status, including income taxes relating to mandatory changes in tax accounting methods, from a partnership to a corporate structure. As a series of related partnerships and corporations under the control of our partners, we generally were not subject to income taxes. However, some of the corporations were subject to income taxes in their local jurisdictions.

(d)	Minority interests for the years ended August 31, 2000 and 2001 are based on the assumption that minority interests as of August 31, 2001 existed throughout such fiscal years. As of August 31, 2001 partners owned a 59% minority interest in Accenture SCA and Accenture Canada Holdings Inc. Since Accenture Ltd is the sole general partner of Accenture SCA and owns the majority of the voting shares, Accenture Ltd consolidates Accenture SCA and its subsidiaries. Although the other shareholders of Accenture SCA hold more than 50% of the economic interest in Accenture SCA, they do not have voting control and therefore are considered to be a minority interest.
(e)	Excluding gains and losses on investments, and the related tax effect, pro forma as adjusted earnings per share for the years ended August 31, 2000 and 2001, respectively, would have been $0.62 and $0.85.
(f)	Earnings per share calculations for the years ended August 31, 2000 and 2001 are based on the assumption that shares and share equivalents outstanding as of August 31, 2001 were outstanding throughout such years. For the purposes of the pro forma earnings per share calculation, diluted outstanding shares include Accenture Class A common shares issuable or exchangeable upon redemption or exchange of shares held by SCA Class I common shareholders and Accenture Canada Holdings Inc. shareholders. The weighted average shares outstanding, basic and diluted, were calculated based on:

Share issuances	Basic	Diluted
Accenture Ltd Class A common shares	343,307,238	343,307,238
Accenture SCA Class I common shares	—	587,296,594
Accenture Canada Holdings Inc. exchangeable shares	—	8,160,742
Restricted share units	69,398,716	69,398,716
Weighted average shares outstanding	412,705,954	1,008,163,290

(g)	One-time reorganization costs were incurred during the year ended August 31, 2001. Reorganization costs for the year ended August 31, 2001 include $89 million of restructuring costs relating to our transition to a corporate structure and $455 million of indirect taxes, such as capital and stamp duty imposed on transfers of assets to the new corporate holding company structure.
(h)	One-time rebranding costs were incurred during the year ended August 31, 2001. Rebranding costs for the year ended August 31, 2001 include $157 million for the amortization of intangible assets relating to the final resolution of arbitration with Andersen Worldwide and Arthur Andersen as well as $147 million from changing our name to Accenture. These amounts are considered pro forma as adjusted adjustments due to their nonrecurring nature.
(i)	In connection with Accenture Ltd’s initial public offering, 68,481,815 fully vested restricted share units at $14.50 per share were granted in July 2001 to certain partners, former partners and employees. The $967 million expense represents the fair value of fully vested restricted share units less $26 million relating to canceled liabilities for a deferred bonus plan for employees. Each restricted share unit represents an unfunded, unsecured right, which is nontransferable except in the event of death, of a participant to receive an Accenture Ltd Class A common share on the date specified in the participant’s award agreement.

Historical Revenues by Operating Group

We provide services through five operating groups. The following table provides revenues for each of these operating groups.

	Year ended August 31,
	2000	2001	2002
	(in millions, except for percentages)
Revenues:
Communications & High Tech	$2,806	$3,238	$3,182
Financial Services	2,344	2,627	2,366
Government	797	1,003	1,316
Products	2,130	2,624	2,696
Resources	1,661	1,933	2,005
Other	14	19	9

Total revenues before reimbursements	9,752	11,444	11,574
Reimbursements	1,579	1,618	1,531

Total	$11,331	$13,062	$13,105

Revenues as a percentage of total:
Communications & High Tech	25%	25%	24%
Financial Services	20	20	18
Government	7	8	10
Products	19	20	21
Resources	15	15	15
Other	n/m	n/m	n/m

Total revenues before reimbursements	86	88	88
Reimbursements	14	12	12

Total	100%	100%	100%

n/m = not meaningful

Year Ended August 31, 2002 Compared to Year Ended August 31, 2001

Our results of operations for periods ended on or prior to May 31, 2001 reflect the fact that we operated as a series of related partnerships and corporations prior to that date, and our results of operations for periods ending after May 31, 2001 reflect that we commenced operations in corporate structure on that date. Accordingly, in order to provide a more meaningful comparison of our results for fiscal year 2002 compared to fiscal year 2001, we comment below on our results for those periods both on a historical basis and a pro forma as adjusted basis.

Revenues

Revenues for 2002 were $13,105 million, an increase of $43 million over 2001. Revenues before reimbursements for 2002 were $11,574 million, an increase of $131 million, or 1%, over 2001 in U.S. dollars. In local currency terms, revenues before reimbursements in 2002 grew by 2% over 2001. In the fourth quarter of 2002 revenues decreased by 3% in U.S. dollars and 6% in local currency from the fourth quarter 2001. Our 2002 revenues before reimbursements in Europe, the Middle East and Africa grew by 11% in U.S. dollars and by 9% in local currency terms, revenues before reimbursements in the Americas declined by 5% in U.S. dollars and 3% in local currency terms and revenues before reimbursements in Asia/Pacific declined by 8% in U.S. dollars and 4% in local currency terms. Outsourcing revenues grew by 33% for the year and 38% for the fourth quarter from the fourth quarter of 2001 and represented 23% of revenue before reimbursements for fiscal 2002 up from 17% last year. Consulting revenues declined by 7% for the year and 15% for the fourth quarter from the fourth quarter of 2001.

As a result of the difficult economic environment, revenue growth slowed during 2002. Some clients have reduced or deferred expenditures for our services and we have also experienced pricing pressure over the last year, which has eroded our revenues. However, we have also implemented cost-management programs such that operating margins for fiscal year 2002, excluding one-time items, were improved. Current and future cost-management initiatives may not be sufficient to maintain our margins if the current challenging economic environment continues for several quarters.

Despite the challenging environment and an unusually high number of bankruptcies among their clients, our Communications & High Tech operating group achieved revenues before reimbursements of $3,182 million in 2002, a decrease of 2% from 2001. This decrease was primarily due to global economic weakening in the electronics and high technology industries which this operating group serves, partly offset by growth in our Communications industry group. Despite a decrease of 2% year over year, Communications & High Tech revenues showed an 8% increase in the fourth quarter of 2002 compared with fourth quarter 2001. The communications industry within this sector led growth in the fourth quarter due to increased revenues from several large transformational outsourcing contracts. Our Financial Services operating group achieved revenues before reimbursements of $2,366 million in 2002, a decrease of 10% from 2001, primarily due to the impact of the economic downturn in the capital markets industry. Financial Services fourth quarter revenue declined by 9% from the fourth quarter of 2001. Our Government operating group achieved revenues before reimbursements of $1,316 million in 2002, an increase of 31% over 2001, primarily driven by strong growth in North America and Europe. Despite year over year growth of 31%, growth slowed to 19% in fourth quarter 2002 compared to fourth quarter 2001. Our Products operating group achieved revenues before reimbursements of $2,696 million in 2002, an increase of 3% over 2001. This reflects strong growth in our Retail industry group in Europe led by a series of engagements with a large retail client. Year over year revenue increased 3%, however fourth quarter 2002 revenues decreased 10% compared with fourth quarter 2001. All industries in this sector contributed to the fourth quarter decline due to economic conditions, with the exception of Travel & Transportation. Our Resources operating group achieved revenues before reimbursements of $2,005 million in 2002, an increase of 4% over 2001, as a result of strong growth in our Chemicals and Utilities industry groups. Net revenues for Resources for the fourth quarter of 2002 declined 14% from fourth quarter 2001, due in large part to lower revenues in our Chemicals industry group in North America and a slowdown in North America resulting from economic problems in the U.S. energy and utilities industries, including the collapse of the energy trading industry and the slowing of utilities work due to regulatory actions.

Operating Expenses

Operating expenses in 2002 were $11,720 million, a decrease of $646 million, or 5%, from 2001 and a decrease as a percentage of revenues from 95% in 2001 to 89% in 2002. These decreases primarily resulted because one-time expenses of $848 million for reorganization and rebranding and $967 million for restricted share unit-based compensation costs were incurred in 2001 but not in 2002. These reductions from 2001 were partially offset by higher employee compensation costs following our transition to a corporate structure. Prior to our transition to a corporate structure, payments to our partners were generally accounted for as distributions of partners’ income, rather than compensation expense.

Operating expenses for 2002 increased $110 million, or 1%, over the pro forma as adjusted operating expenses for 2001, and remained constant as a percentage of revenues at 89%. Excluding a charge of $111 million in 2002 relating to the consolidation of office facilities, operating expenses as a percentage of revenues remained constant at 89% in 2002.

We continue to implement long-term and short-term cost-management initiatives aimed at keeping overall growth in operating expenses less than the growth in revenues. In the fourth quarter of 2002 we consolidated certain office facilities around the world and recorded a charge of $111 million. Our long-term initiatives focus on global reductions in infrastructure costs. In addition, increasing our use of Web-enabled and other lower-cost distribution methods has enabled us to reduce the costs of delivering training. Our short-term initiatives focus on reducing variable costs, such as limiting travel and meeting costs, reducing infrastructure and corporate expenses principally through a hiring freeze and the deferral of non-critical initiatives.

In response to the continued difficult economic conditions affecting our business and the faster growth in outsourcing, we have increased our focus on reducing our cost structure and on correcting supply-and-demand, skill and pay level imbalances in our workforce. In the fourth quarter of 2002, we recorded costs of $93 million related to severance and $32 million for retention payments. In addition, annual bonus expense and variable compensation recorded in prior quarters was reduced by $140 million. The net effect of these actions was to reduce fourth quarter operating expenses by $15 million.

Cost of Services

Cost of services was $8,428 million in 2002, an increase of $611 million, or 8%, over 2001 and an increase as a percentage of revenues from 60% in 2001 to 64% in 2002. Cost of services before reimbursable expenses was $6,897 million in 2002, an increase of $698 million, or 11%, over 2001. Cost of services before reimbursable expenses increased as a percentage of revenues before reimbursements from 54% in 2001 to 60% in 2002. These increases were primarily attributable to the exclusion of partner compensation from the prior period results.

Cost of services before reimbursable expenses for 2002 decreased $27 million over the pro forma as adjusted cost of services before reimbursable expenses for 2001. Cost of services before reimbursable expenses decreased as a percentage of revenues before reimbursements from 61% in 2001 to 60% in 2002. The slowdown in the global economy has led us to reduce variable costs and redirect some of our resources to selling and marketing efforts in order to promote our business. However, these cost reductions were partially offset by higher employee compensation and severance costs partly attributable to workforce imbalances that resulted from the difficult economic environment and shift in the relative proportion of our business from consulting to outsourcing.

Sales and Marketing

Sales and marketing expense was $1,566 million in 2002, an increase of $348 million, or 29%, over 2001 and an increase as a percentage of revenues from 9% for 2001 to 12% in 2002. These increases were primarily due to not expensing partner compensation prior to our transition to a corporate structure.

Sales and marketing expense for 2002 increased $59 million, or 4%, over the pro forma as adjusted sales and marketing expense for 2001 and increased as a percentage of revenues before reimbursements from 13% in 2001 to 14% in 2002. Since the second half of fiscal 2001, the slowdown in the global economy has resulted in longer selling cycles and led us to increase our selling and marketing efforts in order to promote our business.

General and Administrative Costs

General and administrative costs were $1,616 million in 2002, an increase of $100 million, or 7%, over 2001 and remained constant as a percentage of revenues at 12%. The exclusion of partner compensation prior to May 31, 2001 accounted for $44 million of this increase.

General and administrative costs for 2002 increased $56 million, or 4%, over the pro forma as adjusted general and administrative costs for 2001, and remained constant as a percentage of revenues before reimbursements at 14%. Expense reductions from cost management initiatives offset the addition of the general and administrative costs of Accenture HR Services (formerly e-peopleserve) and Avanade as a result of consolidating those affiliates beginning in the second quarter of 2002. We incurred bad debt expense of $80 million in 2002 that also contributed to the increase in cost of services in 2002.

Restructuring, Reorganization and Rebranding Costs

Restructuring costs of $111 million in 2002 represent costs to consolidate certain office facilities around the world, including costs for losses on operating leases and write-downs of assets such as leasehold improvements resulting from abandoned office space.

Reorganization and rebranding costs were $848 million, or 7% of revenues for 2001. Reorganization costs include $89 million of restructuring costs relating to our transition to a corporate structure and $455 million of indirect taxes and other costs imposed on transfers of assets to the new corporate holding company structure. Rebranding costs include $157 million for the amortization on intangible assets related to the final resolution of the arbitration with Andersen Worldwide and Arthur Andersen and $147 million resulting from changing our name to Accenture. These costs are excluded from our pro forma financial results as they are considered to be one-time items.

Restricted Share Unit-based Compensation

Grants of Accenture Ltd’s restricted share units to partners, former partners and employees resulted in compensation cost of $967 million in the fourth quarter of fiscal 2001. These costs are excluded from our pro forma as adjusted financial results as they are considered to be one-time items. In 2002, restricted share unit based compensation expense totaled $59 million. This is included in Cost of Services, Sales and Marketing and General and Administrative expense.

Operating Income

Operating income was $1,385 million in 2002, an increase of $690 million, or 99%, from 2001. Operating income increased as a percentage of revenues before reimbursements from 6% in 2001 to 12% in 2002.

Operating income of $1,385 million for 2002, decreased $67 million, or 5%, compared with pro forma 2001 operating income. Excluding 2002 costs associated with consolidating offices, 2002 operating income as a percentage of revenues before reimbursements remained constant at 13% based on 2001 pro-forma results.

Gain (Loss) on Investments

Losses on investments totaled $321 million for 2002. This loss includes a charge of $212 million recorded in the second quarter of 2002 for the anticipated loss on the planned disposal of substantially all of our minority ownership interests in our venture and investment portfolio. The loss of $321 million also includes other-than-temporary impairment writedowns of $90 million recorded in the first quarter of 2002.

Gains on investments totaled $107 million for 2001. This gain represents the sale of $382 million of a marketable security purchased in 1995 and $11 million from the sale of other marketable securities, net of other-than-temporary impairment investment writedowns of $94 million, and unrealized investment losses of $192 million. Other-than-temporary impairment writedowns consisted of $19 million in publicly traded equity securities and $75 million in privately traded equity securities. The writedowns relate to investments in companies where the market value has been less than our cost for an extended time period, or the issuer has experienced significant financial declines or difficulties in raising capital to continue operations.

Interest Income

Interest income was $46 million in 2002, a decrease of $34 million, or 42%, from 2001. The decrease resulted primarily from the impact of lower interest rates in 2002.

Interest Expense

Interest expense was $49 million in 2002, an increase of $6 million, or 13%, over 2001. Interest expense on a pro forma basis decreased $10 million, or 17%, from 2001. The decrease resulted primarily from lower interest rates in 2002 and a decrease in short-term bank borrowings in 2002 as compared to 2001.

Other Income (Expense)

Other income (expense) was $15 million in 2002, a decrease of $2 million from 2001, primarily resulting from lower income from the vesting of options partially offset by currency exchange gains. As of August 31, 2002, the fair value of foreign currency exchange contracts was approximately $1 million and we did not have any interest rate derivative contracts.

Equity in Gains (Losses) of Affiliates

Equity in losses of affiliates totaled $9 million in 2002, compared to losses of $61 million in 2001, primarily due to the consolidation of the investment in our subsidiaries, Avanade Inc. and Accenture HR Services (formerly e-peopleserve), commencing as of January 1, 2002 and March 1, 2002, respectively, which were previously accounted for under the equity method.

Provision for Taxes

The effective tax rate for 2002 was 46%. Excluding certain charges for investment write-downs, the effective tax rate for 2002 was 38%. On a pro forma as adjusted basis, the effective tax rate for 2001 was 40%. The actual effective tax rate for 2001 is not comparable to the effective tax rate for 2002 because, prior to May 31, 2001, we operated as a series of related partnerships and corporations and, therefore, generally did not pay income taxes as a corporation.

Minority Interest

Minority interest was $332 million in 2002. Minority interest for 2002 decreased $213 million, or 39%, from the pro forma as adjusted minority interest for 2001, and decreased as a percentage of income from 59% to 58%. The pro forma as adjusted minority interest in 2001 was based on the assumption that the 59% minority interest as of August 31, 2001 existed throughout that fiscal year. In 2002, minority interest declined from 59% at the beginning of 2002 to 53% as of August 31, 2002, primarily as a result of transactions associated with a secondary offering of Accenture Ltd shares in May 2002.

Cumulative Effect of Accounting Change

In 2001, the adoption of SFAS 133 resulted in cumulative income of $188 million on September 1, 2000 representing the cumulative unrealized gains resulting from changes in the fair market value of equity holdings considered to be derivatives.

Earnings Per Share

Diluted earnings per share in 2002 was 56 cents. Historical earnings per share was not determinable in respect of periods ended on or prior to May 31, 2001 because Accenture operated as a series of related partnerships. Pro forma diluted earnings per share in 2001, adjusted to include partner compensation expense and to exclude items related to our transition to a corporate structure, was 91 cents.

In 2002, diluted earnings per share excluding gains and losses on investments and restructuring costs related to office space consolidation, was 91 cents, up 7% from pro-forma earnings per share excluding net investment gains and losses of 85 cents in 2001.

Year Ended August 31, 2001 Compared to Year Ended August 31, 2000

Our results of operations for periods ended on or prior to May 31, 2001 reflect the fact that we operated as a series of related partnerships and corporations prior to that date, and our results of operations in respect of periods ending after May 31, 2001 reflect that we commenced operations in corporate structure on that date. Accordingly, in order to provide a more meaningful comparison of our results for fiscal year 2001 as compared to fiscal year 2000, we comment below on our results for those periods both on a historical basis and a pro forma as adjusted basis.

Revenues

Revenues for 2001 were $13,062 million, an increase of $1,731 million, or 15%, over 2000. Revenues before reimbursements for 2001 were $11,444 million, an increase of $1,692 million, or 17%, over 2000 in U.S. dollars. In local currency terms, revenues before reimbursements grew by 23% in 2001 over 2000.

In 2001, our revenues grew significantly, continuing a trend that began in the second half of 2000 as our clients began to focus on new transformation and implementation initiatives after Year 2000 disruptions proved to be minimal. In addition, demand for our services grew as clients began to explore Web-enablement and electronic commerce strategies and solutions both in the business-to-business and business-to-consumer areas. We believe that this strong revenue growth is the result of our rapid response to changes in the marketplace and our creation and refinement of relevant service offerings. In addition, by focusing on the retraining of our client service personnel during the Year 2000-related slowdown, we positioned ourselves to take advantage of the growth opportunities in these new markets. We achieved this strong revenue growth in 2001 despite the difficult economic conditions that many of our clients’ industries experienced. We experienced continued growth in revenues in the fourth quarter of 2001, though at a slower rate of growth than in the third quarter of 2001.

Our Communications & High Tech market unit achieved revenues before reimbursements of $3,238 million in 2001, an increase of 15% over 2000, primarily due to strong growth in our Communications and Electronics & High Tech industry groups in North America. Operations in Europe and Latin America also experienced significant growth. Our Financial Services market unit achieved revenues before reimbursements of $2,627 million in 2001, an increase of 12% over 2000, primarily due to strong growth in our Banking industry group in Europe and North America and our Health industry group in North America. Our Government market unit achieved revenues before reimbursements of $1,003 million in 2001, an increase of 26% over 2000, primarily driven by strong growth in North America and the United Kingdom. Our Products market unit achieved revenues before reimbursements of $2,624 million in 2001, an increase of 23% over 2000, as a result of strong growth in our Retail and Consumer Goods & Services industry groups in Europe. Our Resources market unit achieved revenues before reimbursements of $1,933 million in 2001, an increase of 16% over 2000, as a result of strong growth in the Chemicals, Forest Products, Metals & Mining and Utilities industry groups in North America.

Operating Expenses

Operating expenses in 2001 were $12,366 million, an increase of $3,121 million, or 34%, over 2000 and an increase as a percentage of revenues from 82% in 2000 to 95% in 2001.

Pro forma as adjusted operating expenses were $11,610 million for 2001, an increase of $1,279 million, or 12%, over pro forma operating expenses of $10,331 million for 2000 and a decrease as a percentage of revenues from 91% in 2000 to 89% in 2001.

We continue to implement long-term and short-term cost-management initiatives aimed at keeping overall growth in operating expenses less than the growth in revenues. The long-term initiatives focus on global reductions in infrastructure costs. Such infrastructure costs primarily include occupancy costs, administrative expenses and information technology operating and development costs. In addition, the costs of delivering training have been reduced by moving toward Web-enabled and other lower cost distribution methods. The short-term initiatives focus on reducing variable costs, such as headcount in select administrative areas, and limiting travel and meeting costs.

Cost of Services

Cost of services was $7,818 million in 2001, an increase of $753 million, or 11%, over 2000 and a decrease as a percentage of revenues from 63% in 2000 to 60% in 2001. Cost of services before reimbursable expenses was $6,200 million in 2001, an increase of $714 million, or 13%, over 2000 and a decrease as a percentage of revenues before reimbursements from 56% in 2000 to 54% in 2001. This decrease as a percentage of revenues and revenues before reimbursements resulted from increased demand for our services and lower employee compensation costs resulting from the promotion of 1,286 employees to partner effective September 1, 2000. The increase in partner admissions was designed to incentize our professionals at an earlier stage in their careers with us.

Pro forma as adjusted cost of services before reimbursable expenses was $6,925 million in 2001, an increase of $798 million, or 13%, over pro forma cost of service before reimbursable expenses of $6,127 million for 2000 and a decrease as a percentage of revenues from 54% in 2000 to 53% in 2001. This decrease as a percentage of revenues can be attributed primarily to a favorable mix in the composition of our workforce, reduced costs related to recruiting and training and redirected efforts to sales and marketing in the second half of 2001. Lower attrition has enabled us to retain a more experienced workforce, which commands a higher margin. While overall employee chargeability declined in 2001 versus 2000, chargeable hours for our experienced employees as a percentage of total chargeable hours has increased. Lower attrition has enabled us to reduce our expenditures in recruiting, and the move to Web-enabled and other lower cost distribution methods has reduced our costs of delivering training.

Sales and Marketing

Sales and marketing expense was $1,217 million in 2001, an increase of $334 million, or 38%, over 2000 and an increase as a percentage of revenues from 8% in 2000 to 9% in 2001.

Pro forma as adjusted sales and marketing expense was $1,507 million in 2001, an increase of $320 million, or 27%, over pro forma sales and marketing expense of $1,187 million in 2000 and an increase as a percentage of revenues from 10% in 2000 to 12% in 2001.

The increase as a percentage of revenues in 2001 is due to higher than normal business development and market development activities during the second half of the year, as the slowdown in the global economy in the second half of the year led us to increase our selling and marketing efforts in order to generate revenue opportunities.

General and Administrative Costs

General and administrative costs were $1,516 million in 2001, an increase of $219 million, or 17%, over 2000 and increased as a percentage of revenues from 11% in 2000 to 12% in 2001.

Pro forma as adjusted general and administrative expenses were $1,560 million in 2001, an increase of $122 million, or 8%, over pro forma general and administrative expenses of $1,438 million in 2000 and a decrease as a percentage of revenues from 13% in 2000 to 12% in 2001.

Our short-term cost-management initiatives in this period of significant growth in revenues enabled us to reduce general and administrative expenses as a percentage of revenues.

Reorganization and Rebranding Costs

Reorganization and rebranding costs were $848 million, or 7% of revenues for 2001. Reorganization costs include $89 million of restructuring costs relating to our transition to a corporate structure and $455 million of indirect taxes and other costs imposed on transfers of assets to the new corporate holding company structure. Rebranding costs include $157 million for the amortization of intangible assets related to the final resolution of the arbitration with Andersen Worldwide and Arthur Andersen and $147 million resulting from changing our name to Accenture. These costs are excluded from our pro forma financial results as they are considered to be one-time items.

Restricted Share Unit-based Compensation

Grants of Accenture Ltd’s restricted share units to partners, former partners and employees resulted in compensation cost of $967 million in the quarter ended August 31, 2001. These costs are excluded from our pro forma as adjusted financial results as they are considered to be one-time items.

Operating Income

Operating income was $696 million in 2001, a decrease of $1,390 million, or 67%, from 2000 and a decrease as a percentage of revenues from 18% in 2000 to 5% in 2001. Operating income decreased as a percentage of revenues before reimbursements from 21% in 2000 to 6% in 2001.

Pro forma adjusted operating income was $1,452 million in 2001, an increase of $452 million, or 45%, over pro forma operating income of $1,000 million in 2000 (which reflects the effects of $1,086 million of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 1999) and an increase as a percentage of revenues from 9% in 2000 to 11% in 2001. Pro forma as adjusted operating income increased as a percentage of revenues before reimbursements from 10% in 2000 to 13% in 2001.

Gain on Investments

Gain on investments totaled $107 million in 2001, compared to a gain of $573 million in 2000. The gain in 2001 is comprised of $382 million from the sale of a marketable security purchased in 1995 and $11 million from the sale of other securities, net of other-than-temporary impairment investment writedowns of $94 million and unrealized investment losses recognized according to SFAS 133 of $192 million. Other-than-temporary impairment writedowns consisted of $19 million in publicly traded equity securities and $75 million in privately traded equity securities. The writedowns relate to investments in companies where the market value has been less than our cost for an extended time period, or the issuer has experienced significant financial declines or difficulties in raising capital to continue operations.

Interest Income

Interest income was $80 million in 2001, an increase of $13 million, or 19%, over 2000. The increase resulted primarily from the investment of the proceeds of the sale of a portion of a marketable security purchased in 1995 and the investment of cash proceeds received from our initial public offering.

Interest Expense

Interest expense was $44 million in 2001, an increase of $20 million, or 83%, over 2000. Interest expense on a pro forma basis was $59 million for 2001, an increase of $24 million, or 69% over interest expense on a pro forma basis of $35 million in 2000 (which reflects an adjustment of $11 million representing estimated interest expense on early-retirement benefits payable to partners). The increase resulted primarily from the increase in short-term bank borrowings during the third and fourth quarters of 2001.

Other Income (Expense)

Other income was $17 million in 2001, a decrease of $34 million from 2000, primarily resulting from foreign exchange translations.

Equity in Losses of Affiliates

Equity in losses of affiliates was a $61 million loss in 2001, compared to a $46 million loss in 2000. In 2001, amortization of a negative basis difference arising on the formation of a joint venture of $32 million was reflected as a component of equity in losses of affiliates, compared to $1 million in 2000.

Provision for Taxes

Taxes were $503 million in 2001, an increase of $260 million over 2000. Pro forma as adjusted taxes were $614 million in 2001, a decrease of $30 million, or 5% over pro forma taxes of $644 million in 2000 (which reflects an adjustment of $401 million for an estimated income tax provision as if we had operated in a corporate structure at a pro forma tax rate of 40%). This decrease was due to lower pro forma as adjusted income before taxes for 2001 as compared to 2000. Net deferred tax assets totaling $300 million at August 31, 2001 have been recognized following our transition to a corporate structure. These net deferred tax assets included a valuation allowance of $76 million, relating to our ability to recognize the tax benefits associated with capital losses on certain U.S. investments and with specific tax net operating loss carryforwards and tax credit carryforwards of certain non-U.S. operations. Management concluded that the realizability of the remaining net deferred tax assets is more likely than not.

Minority Interest

Minority interest was a credit of $577 million in 2001, which represents minority interest since our transition to a corporate structure as of May 31, 2001. Minority interest on a pro forma as adjusted basis was an expense of $545 million for 2001, or a 5% decrease over pro forma minority interest expense of $571 million in 2000 (which is based on the assumption that minority interests as of August 31, 2001 existed throughout 2000).

Cumulative Effect of Accounting Change

The adoption of SFAS 133 resulted in cumulative income of $188 million on September 1, 2000, which represents the cumulative unrealized gains resulting from changes in the fair market value of equity holdings considered to be derivatives by that statement.

Liquidity and Capital Resources

Our primary sources of liquidity are cash flows from operations, debt capacity available under various credit facilities and available cash reserves. Cash flow generated by operating activities in 2002 totaled $1,063 million. Cash and cash equivalents was $1,317 million at August 31, 2002 and total debt was $67 million. We may also be able to raise additional funds through public or private debt or equity financings in order to:

•	take advantage of opportunities, including more rapid expansion;

•	acquire complementary businesses or technologies;

•	develop new services and solutions; or

•	respond to competitive pressures.

Prior to our transition to a corporate structure on May 31, 2001, we historically relied on cash flow from operations, partner capital contributions and bank credit facilities to satisfy our liquidity and capital requirements. In addition, a portion of the distributions to our partners was made on a deferred basis, which significantly strengthened our working capital and enabled us to limit our external borrowings.

Our balance of cash and cash equivalents was $1,317 million and $1,880 million at August 31, 2002 and 2001, respectively, a decrease of $563 million, or 30%. The decrease is largely attributable to distributions of partnership income earned in periods prior to our transition to a corporate structure and purchases of treasury shares. Our balance of cash and cash equivalents at August 31, 2001 increased $609 million or 48% from $1,271 million at August 31, 2000. This increase is largely attributable to proceeds from the initial public offering of Accenture Ltd Class A common shares, earnings and the sale of marketable securities, which were partially offset by distributions to partners, return of capital to partners and purchases of equity investments.

Net cash provided by operating activities was $1,063 million in 2002, a decrease of $1,217 million from 2001. This decrease is largely due to lower net income in 2002 as compared with 2001 partnership income before partner distributions and 2001 net income following our transition to a corporate structure. As a result of our transition to a corporate structure, net income includes partner compensation and income taxes not included in partnership income before partner distributions. Net cash used by investing activities was $248 million in 2002, a decrease of $163 million from 2001, due to lower capital expenditures and higher proceeds from the sale of property and equipment in 2002. Net cash used by financing activities was $1,415 million in 2002, a decrease of $248 million from 2001 primarily due to lower partner distributions in 2002.

Net cash provided by operating activities was $2,281 million for 2001, an increase of $150 million from 2000. Net cash used by investing activities was $411 million for 2001, a increase of $518 million over 2000 as proceeds from the sales of investments of $428 million were partially offset by purchases of new investments and by capital expenditures. Net cash used in financing activities was $1,167 million for 2001, a decrease of $867 million from 2000. This included net proceeds of $1,791 million from the initial public offering and sale of the Accenture Class A common shares in the fourth quarter of 2001 offset by earnings distributions to partners of $2,282 million, repayments of partners’ capital totaling $524 million, and a payment of $314 million to Andersen Worldwide and Arthur Andersen of amounts due in connection with the final resolution of arbitration.

On June 21, 2002 we entered into two new syndicated facilities of $537.5 million each providing unsecured revolving borrowing capacity for general working capital purposes. These replaced comparable $450 million and $420 million facilities. Similar to the prior facilities, the new facilities consist of 364-

day and three-year committed facilities. Financing is provided under these facilities at the prime rate or at the London Interbank Offered Rate plus a spread, and bid option financing is available. These facilities require us to (1) limit liens placed on our assets to (a) liens incurred in the ordinary course of business (subject to certain limitations) and (b) other liens securing aggregate amounts not in excess of 30% of our total assets and (2) maintain a debt to cash flow ratio not exceeding 1.75 to 1.00. We are in compliance with these terms. As of August 31, 2002, we had no borrowings under either facility and $21 million in letters of credit outstanding under the three-year facility.

We also maintain four separate bilateral, uncommitted, unsecured multicurrency revolving credit facilities. As of August 31, 2002, these facilities provided for up to $375 million of local currency financing in countries where we cannot readily access our syndicated facilities. We also maintain local guaranteed and non-guaranteed lines of credit. As of August 31, 2002, amounts available under these facilities totaled $185 million. At August 31, 2002, we had $58 million outstanding under these various facilities. Interest rate terms on the bilateral revolving facilities and local lines of credit are at market rates prevailing in the relevant local markets.

During 2000, 2001 and 2002 we invested $315 million, $378 million and $263 million, respectively, in capital expenditures, primarily for technology assets, furniture and equipment and leasehold improvements to support our operations. We expect that our capital expenditures in fiscal 2003 will approximate 2002 spending levels.

During November 1999, we formed Accenture Technology Ventures to select, structure and manage a portfolio of equity investments. Accenture has made equity investments of $153 million, $326 million and $70 million during 2000, 2001 and 2002, respectively. See “Critical Accounting Policies and Estimates — Valuation of Investments” for a discussion of our plans with respect to our investment portfolio.

We also received $118 million and $7 million in 2001 and 2002, respectively, in equity from our clients as compensation for current and future services. Amounts ultimately realized from these equity securities may be higher or lower than amounts recorded on the measurement dates.

In limited circumstances, we agree to extend financing to clients. The terms vary by engagement, but generally we contractually link payment for services to the achievement of specified performance milestones. We finance these client obligations primarily with existing working capital and bank financing in the country of origin. As of August 31, 2000, 2001 and 2002, $223 million, $182 million and $265 million were outstanding for 14, 17 and 25 clients, respectively. These outstanding amounts are included in unbilled services and other non-current assets on our historical balance sheets.

On April 17, 2002, Accenture Ltd’s board of directors authorized the creation of a share employee compensation trust (“SECT”) and approved the contribution of up to $300 million to the SECT. At August 31, 2002, Accenture had contributed $300 million to the SECT. The SECT has made repurchases of 13 million Accenture Ltd Class A common shares totaling $221 million as of August 31, 2002. The remaining $79 million continues to be available to the SECT for share repurchases, and is segregated as restricted cash on the consolidated balance sheet at August 31, 2002.

In addition to our ongoing open-market share repurchases and the activities of the SECT, we expect to repurchase shares pursuant to our Share Management Plan. See “Certain Transactions and Relationships — Share Management Plan.” On July 11, 2002, Accenture Ltd’s board of directors authorized up to $600 million for use in repurchasing shares from our partners through 2005.

The cost of shares repurchased, not including those repurchased by the SECT, during the year ended August 31, 2002 was $327 million. The cost of shares repurchased by the SECT during the same period was $221 million. In certain countries we must use previously issued shares rather than newly issued shares to satisfy our obligations upon the maturity of a restricted share unit or the exercise of an option in order for the transaction to receive the available tax deductibility. We expect that we will use 10 million, 9 million and 6 million previously issued shares for these purposes in fiscal 2003, 2004 and 2005, respectively.

Obligations and Commitments

As of August 31, 2002, except for the payment to Andersen Worldwide/Arthur Andersen discussed below, we had the following obligations and commitments to make future payments under contracts, contractual obligations and commercial commitments:

	Payments due by period
Contractual Cash Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Long-term debt	$8,605	$5,177	$3,428	$—	$—
Operating leases	2,091,795	255,454	412,909	313,641	1,109,800
Training facility services agreement	129,667	32,000	61,917	35,750	—
Payment to Andersen Worldwide/Arthur Andersen	190,290	190,290	—	—	—
Retirement obligations	308,787	44,047	51,100	78,589	135,051

In October 2002, Accenture and Arthur Andersen LLP renegotiated the service arrangements and training facility use arrangement they entered into in 2001. The new facility services agreement provides Accenture with the use of Arthur Andersen LLP’s training facility in St. Charles, Illinois, at market rates through July 1, 2007. Accenture and Arthur Andersen LLP have terminated the prior St. Charles facility services agreement, as well as the services agreements by which Arthur Andersen LLP and other Arthur Andersen firms were to provide services, including tax services, to Accenture and by which Accenture was to provide Arthur Andersen LLP and other Arthur Andersen firms with consulting services. The final payment by Accenture to Arthur Andersen LLP in connection with the termination of these agreements is within the amounts Accenture had previously accrued and will not have a material impact on Accenture’s income statement.